Exhibit 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
AstroNova GmbH	Germany
AstroNova Limited	Ireland
AstroNova (Shanghai) Trading Co., Ltd	China
AstroNova Aerospace, Inc.	Delaware
ANI ApS	Denmark
TrojanLabel ApS	Denmark
AstroNova SAS	France